EXHIBIT 99.1

Contact:    ALLISON WITHERS
            The Wilkin Group
            (909) 625-2225
            allison@wilkingroup.com


                                                           FOR IMMEDIATE RELEASE


          FRONT PORCH DIGITAL FILES FORM 10-QSB FOR 2003 SECOND QUARTER

Mount Laurel, NJ -- September 3, 2003 -- Front Porch Digital Inc. (OTCBB:FPDI) today announced it has issued final financial results for its 2003 second quarter and six-month period, ended June 30, 2003, in its Form 10-QSB, filed Tuesday, September 2, 2003.

As previously announced, the financial results include an operating profit for each of the periods reported. The filing also includes a modification to the previously reported $2.8 million one-time, non-cash charge related to a loss on the impairment of goodwill and intellectual property from the company's Media Services business segment. The charge was revised to $3.3 million.

"As part of our commitment to upholding the highest financial reporting standards, we have been working diligently with our financial auditors to scrutinize and properly report every aspect of our financial position," said Matthew Richman, chief financial and operating officer. "After completing the valuation analysis, the company recorded what we believe is a more appropriate value for the goodwill and intellectual property associated with the Media Services business segment. The non-cash, one-time charge has no bearing on our operations or business fundamentals. We are pleased to be able to finalize the impairment charge and put this behind us as we continue to shift our business toward the broadcast industry."

ABOUT FRONT PORCH DIGITAL: Front Porch Digital Inc. (www.fpdigital.com) is transforming the digital world by developing unique software and services that convert audio, video, images, text and data into digital formats that enable searching, browsing, editing, storage and on-demand delivery of content in nearly any other digital format through a single capture.

Front Porch Digital Forward Looking Statements: This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect Front Porch Digital's current views with respect to future events and financial performance. Such statements are subject to certain risks and uncertainties that could cause actual events or results to differ materially from those indicated from such forward-looking statements. The potential risk factors include Front Porch Digital's limited operating history and experience in the data and video digital conversion business, Front Porch Digital's ability to attract significant additional financing and incur operational losses and negative cash flow, and risks associated with expansion. Additional risk factors are set forth in Front Porch Digital's reports and documents filed with the Securities and Exchange Commission.

TRADEMARKS: All products or company names mentioned are used for identification purposes only and may be trademarks of their respective owners.


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